Exhibit 10.15

[Dolby Laboratories, Inc. Letterhead]

October 23, 2003

Mark S. Anderson

256 La Salle Avenue

Piedmont, CA 94610

Dear Mark,

It is my distinct pleasure to confirm to you our offer to join Dolby Laboratories, Inc. (“Dolby”) as Vice President, General Counsel, reporting to me. Your annualized starting base salary will be $285,000, payable bi-weekly (in accordance with our alternate 9/80 work schedule). We will assume your date of hire to be Thursday, November 20, 2003. Please contact us as soon as possible if you would like to adjust your start date.

You are eligible to participate in the Dolby Annual Incentive Plan (“DAIP”) for the fiscal year that began October 1, 2003. You are eligible to receive a total DAIP target award of forty-five percent (45%) of your annual base salary. This total is comprised of a five percent (5%) discretionary profit sharing component target and a forty percent (40%) performance reward component target. Further, seventy-five percent (75%) of the performance reward component is calculated based on company performance and twenty-five percent (25%) is tied to your individual performance. Subject to your continued employment with Dolby, your first incentive target payout (if any) would be in January 2005 for the fiscal year ended September 2004.

This offer also includes a sign-on bonus of $50,000, payable at the end of the first pay period of your employment with Dolby. The above-aforementioned monies will be repayable to Dolby should you voluntarily end your employment within twelve (12) months from your hire date. Also, please be advised that your sign-on bonus will be subject to federal and state taxation. For specific tax information, please refer to the IRS website or contact your tax advisor.

The option for you to purchase 7,500 shares of Dolby’s common stock under the Dolby Laboratories, Inc. 2000 Stock Incentive Plan (the “Plan”) will be recommended to Dolby’s Board of Directors. Once approved, your options will have an exercise price equal to the fair market value of the common stock as of the date of the award, as determined by the Board. Options may be awarded only by the Board and are subject to the standard terms and conditions of the Plan and the execution of the award agreement. You will also be entitled to participate in future option grants commiserate with your position as Vice President, General Counsel, including without limitation, future annual grants and any grants made generally to executives of Dolby to increase the option holdings of Dolby’s management team.

Performance and Development Evaluations are completed annually by December. You will first be eligible for a merit increase in January 2005 after your focal review.

As a full-time employee of Dolby, you will be eligible to participate in our comprehensive benefits package. You will receive 180 hours of Personal Time Off (PTO) per year beginning with your first full calendar month of employment. PTO is accrued on a monthly basis. Additionally you will receive 40 hours per year in a Reserve Illness Account (RIA) on January 1st (a pro-rated number of hours will be added for calendar 2003 upon hire) and another 120 hours per year in the Dolby Short-term Disability Plan. You will also be eligible for Dolby’s designated paid holidays (10.5 days per year), two days of which are observed during the full week of our annual office closure between Christmas and New Year’s Day.

You will be eligible to enroll in Dolby’s health plan(s) on the first day of the month on or following your date of hire. In addition to Dolby’s health plan(s) benefits, you will also be eligible to participate in our 401(k) Plan (the “Dolby Laboratories, Inc. Retirement Plan”) on the first day of the quarter on or following your date of hire. Enclosed with this letter is our general benefits information packet but more specific plan information will be reviewed with you during the orientation on your first day of employment.

The employment relationship between you and Dolby is one of employment “at-will” with either party having the right to terminate the relationship at any time, with or without cause. Our employment at-will relationship can only be modified by a written agreement signed by Dolby’s President.

In the event that you are terminated for other than cause, including without limitation, due to transactions such as sale of the company, a merger with another company, etc., you will be paid twelve (12) months current salary at such time of termination and your options will vest in full.

By signing this offer of employment as set forth below you acknowledge that this offer of employment is contingent upon three factors:

1.	That you execute a Proprietary Rights and Non-Disclosure Agreement upon acceptance of our offer of employment (please bring an executed copy of the enclosed Agreement with you on your first day of employment).

2.	That you produce documentation that verifies your eligibility to be legally employed in the United States. This documentation generally consists of any combination of documents listed on the enclosed Employment Eligibility Verification (I-9) Form. This documentation must be presented to us on your first working day.

3.	That a background check is completed to our satisfaction.

This offer of employment supersedes all prior offers, both verbal and written and is the complete understanding of our offer of employment to you. To acknowledge your acceptance, please sign below and fax no later than 5 p.m. (PST) on Friday, November 14th to Cynthia Rabun’s attention at 415.645.4175. In addition, please bring this original, signed letter to your first day’s orientation with the signed Proprietary Rights and Non-Disclosure Agreement and retain the other original for your records.

We feel that you can make a significant contribution to the growth and future of Dolby and we look forward to welcoming you to our team!

Sincerely,

/s/ Marty
Martin A. Jaffe
Vice President, Business Affairs

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I have read, understand, and accept the offer of employment as stated above:

/s/ Mark S. Anderson	11-12-03
Mark S. Anderson	Date